CONFIRMING STATEMENT
        This statement confirms that the undersigned, Arlo B. DeKraai, has authorized
and designated each of Van A. Welch, Gordon Hagendorf and Lori Pinder, signing
singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5
(including any
amendments thereto) that the undersigned may be required to file with the
U.S. Securities
and Exchange Commission as a result of the undersigned's ownership of or transactions in
securities of Willbros Group, Inc. (the "Company").  The authority of Van A.
Welch,
Gordon Hagendorf and Lori Pinder under this Statement shall continue until the
undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier
revoked in writing.  The undersigned acknowledges that Van A. Welch, Gordon
Hagendorf and Lori Pinder are not assuming any of the undersigned's responsibilities to
comply with Section 16 of the Securities Exchange Act of 1934, as amended.
Date: 12/04/2009                                /s/ Arlo B. DeKraai
                                                              Arlo B. DeKraai